Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

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FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces Results

from Tri-Annual Meeting of Unitholders

Whippany, New Jersey, May 19, 2021 -- Suburban Propane Partners, L.P. (NYSE:SPH) a nationwide distributor of propane, renewable propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity and investor in low carbon fuel alternatives, today announced the results from its 2021 Tri-Annual Meeting of Unitholders held on May 18, 2021.

At the meeting, the Unitholders re-elected to the Board of Supervisors, for a three-year term, all seven nominees proposed by the Board:

Nominee

Matthew J. Chanin

Harold R. Logan, Jr.

Jane Swift

Lawrence C. Caldwell

Terence J. Connors

William M. Landuyt

Michael A. Stivala

At the meeting, the Unitholders also approved: (1) the ratification of the appointment of PricewaterhouseCoopers LLP as the Partnership’s independent registered public accounting firm for the Partnership’s 2021 fiscal year; (2) the Partnership’s Amended and Restated 2018 Restricted Unit Plan; and (3) an advisory resolution approving executive compensation (commonly referred to as “Say-on-Pay”).

Because the Partnership’s agreement of limited partners provides for Tri-Annual Meetings of the Unitholders (once every three years), no proposal regarding the frequency of Say-on-Pay resolutions was presented to the Unitholders at the meeting.  The Partnership will, for so long as required by applicable law, include a Say-on-Pay proposal at each Tri-Annual Meeting.

A detailed report of Unitholder voting results at the Partnership’s 2021 Tri-Annual Meeting of Unitholders can be found on Suburban Propane’s website at http://suburbanpropane.com/triannual or in the Current Report on Form 8-K that the Partnership is filing with the Securities and Exchange Commission.

About Suburban Propane:

Suburban Propane Partners, L.P., a nationwide distributor of propane, renewable propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity and investor in low carbon fuel alternatives, servicing over 1 million customers through its 700 locations across 41 states. The company proudly celebrated 90 years of innovation, growth and quality service in 2018. The brand is currently focused on three core elements including Suburban Commitment - showcasing the company's 90+ year legacy of flexibility, reliability and dependability, Suburban Cares - highlighting dedication to serving local communities across the nation and Go Green with Suburban Propane - promoting the affordable, clean burning and versatile nature of propane as a bridge to a green energy future. Suburban Propane is a New York Stock Exchange listed limited partnership headquartered in Whippany, NJ.

For additional information on Suburban Propane, please visit www.suburbanpropane.com.

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